Exhibit 99.1

Red Rock Resorts Announces First Quarter 2016 Results

LAS VEGAS--(BUSINESS WIRE)--May 12, 2016--Red Rock Resorts, Inc. (“Red Rock Resorts,” “we” or the “Company”) (NASDAQ: RRR) today announced the results of its operations for the first quarter ended March 31, 2016.

First Quarter Financial Highlights

  First quarter consolidated net revenues increased 4.8% and consolidated Adjusted EBITDA increased 11.2% compared to the prior year period.
  Consolidated Adjusted EBITDA margin improved approximately 210 basis points to 37.1% for the quarter.
  Twelfth consecutive quarter of year-over-year consolidated net revenue growth and twentieth consecutive quarter of year-over-year consolidated Adjusted EBITDA growth.
  First quarter Las Vegas net revenues increased 3.1% and Las Vegas Adjusted EBITDA increased 7.0% compared to the prior year period.
  First quarter Native American management fees increased 41.9% compared to the prior year period.

“Red Rock Resorts’ financial results for the first quarter of 2016 demonstrate the continued growth of the Las Vegas market, as well as a strong increase in management fees generated from our managed properties,” said Marc Falcone, Executive Vice President, Chief Financial Officer and Treasurer. “We remain very focused on driving same-store revenue growth, improving our margins and examining high-return uses of available free cash-flow.”

Consolidated Results of Operations

The Company's consolidated net revenues for the first quarter ended March 31, 2016 were $359.2 million, an increase of $16.5 million, or 4.8%, compared to the prior year period. Consolidated Adjusted EBITDA for the quarter was $133.2 million, an increase of $13.4 million, or 11.2%, and our Adjusted EBITDA margin increased approximately 210 basis points to 37.1%. First quarter consolidated income from continuing operations increased 30.2% to $59.5 million, compared to the prior year period. In Las Vegas, net revenues increased 3.1%, while Adjusted EBITDA increased 7.0% and Adjusted EBITDA margin improved 130 basis points to 35.9%. The Company continues to experience strong operating results from its two Native American properties, which drove a 41.9% increase in management fees to $20.4 million for the quarter.

“The key Las Vegas metrics that drive our business – job creation, wage growth and increased discretionary spend – were all strong in the first quarter,” said Mr. Falcone. “And our high-quality assets, market-wide distribution, ongoing investment in our properties and award-winning Boarding Pass loyalty program will allow us to continue to benefit from these improving economic trends as we go forward.”

Adjusted EBITDA is not a generally accepted accounting principle (“GAAP”) measurement and is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and is a principal basis for valuation of gaming companies. Adjusted EBITDA is further defined under the heading “Presentation of Financial Information” and a reconciliation of Adjusted EBITDA to income from continuing operations, the most comparable GAAP measure, is included in the financial information attached hereto.

Balance Sheet Highlights

As of March 31, 2016, the outstanding principal balance of the Company’s long-term debt was $2.0 billion (excluding a non-recourse land loan of $115.7 million and debt associated with Fertitta Entertainment) and cash and cash equivalents were $122.6 million. As of March 31, 2016, debt (net of excess cash) to Adjusted EBITDA ratio was 4.3 times, excluding the non-recourse land loan and debt associated with Fertitta Entertainment.

Subsequent Events

On May 2, 2016, the Company successfully completed its initial public offering (“IPO”) of approximately 27,250,000 shares at $19.50 per share raising gross proceeds of approximately $531.4 million.

On May 10, 2016, the Company announced that Station Casinos LLC has entered into a definitive agreement to acquire the Palms Casino Resort in Las Vegas, Nevada for total cash consideration of $312.5 million.

“The successful completion of our initial public offering enhances the growth opportunities of Red Rock Resorts,” said Mr. Falcone. “In addition, our core business remains strong and is generating significant free cash flow. As such, we are well positioned to be a continued leader in the gaming space and to drive positive shareholder returns.”

Conference Call Information

The Company will host a conference call on May 12, 2016 at 1:30 p.m. Pacific Time to discuss its first quarter financial results. The conference call will consist of prepared remarks from the Company and will include a question and answer session. Those interested in participating in the call should dial (877) 793-4361 or (615) 247-0185 for international callers, approximately 15 minutes before the call start time. A replay of the call will be available from May 12, 2016 through May 19, 2016 at www.redrockresorts.com. A live audio webcast of the call will also be available at www.redrockresorts.com.

Presentation of Financial Information

This press release presents combined historical results for the periods presented of Station Holdco LLC, the predecessor of Red Rock Resorts, Inc., for financial reporting purposes. The financial results of Red Rock Resorts, Inc. have not been included in this press release as it did not engage in any business or other activities prior to the consummation of the IPO on May 2, 2016. Accordingly, these historical results do not purport to reflect the results of operations of Red Rock Resorts, Inc. had the IPO and related transactions occurred prior to the beginning of the periods included in this press release. For example, these historical results do not reflect the attribution of net income to non-controlling interests or the provision for corporate income taxes on any income that would have been attributable to Red Rock Resorts, Inc. during such periods had the IPO and related transactions occurred prior to the beginning of such periods. The combined financial statements of Station Holdco LLC comprise the financial statements of Station Holdco LLC, Station Voteco LLC, Station Casinos LLC and Fertitta Entertainment LLC and each of their respective consolidated subsidiaries. These entities were under the common control of brothers Frank J. Fertitta III and Lorenzo J. Fertitta during the periods presented.

Adjusted EBITDA is a non-GAAP measure that is presented solely as a supplemental disclosure. We believe that Adjusted EBITDA is a widely used measure of operating performance in our industry and is a principal basis for valuation of gaming companies. We believe that in addition to operating income, Adjusted EBITDA is a useful financial performance measurement for assessing our operating performance because it provides information about the performance of our ongoing core operations excluding non-cash expenses, financing costs, and other non-operational items. Adjusted EBITDA includes income from continuing operations plus interest expense, net, depreciation and amortization, preopening, share-based compensation, write-downs and other charges, net, and change in fair value of derivative instruments, and excludes Adjusted EBITDA attributable to the non-controlling interests of MPM. To evaluate Adjusted EBITDA and the trends it depicts, the components should be considered. Each of these components can significantly affect our results of operations and should be considered in evaluating our operating performance, and the impact of these components cannot be determined from Adjusted EBITDA. Further, Adjusted EBITDA does not represent net income or cash flows from operating, investing or financing activities as defined by GAAP and should not be considered as an alternative to net income as an indicator of our operating performance. Additionally, Adjusted EBITDA does not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. In addition, it should be noted that not all gaming companies that report EBITDA or adjustments to this measure may calculate EBITDA or such adjustments in the same manner as we do, and therefore, our measure of Adjusted EBITDA may not be comparable to similarly titled measures used by other gaming companies.

Company Information and Forward Looking Statements

Red Rock Resorts manages and owns a significant indirect equity interest in Station Casinos LLC (“Station”). Station is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station’s properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Spa Casino, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, Wildfire Sunset, Wildfire Valley View, Wildfire Anthem and Wildfire Lake Mead. Station also owns a 50% interest in Barley’s Casino & Brewing Company, Wildfire Casino & Lanes and The Greens. In addition, Station is the manager of Graton Resort & Casino in northern California and owns a 50% interest in MPM Enterprises, L.L.C., which is the manager of Gun Lake Casino in southwestern Michigan.

This press release contains certain forward-looking statements with respect to the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to the timing of the closing of the acquisition of the Palms Resort Casino; the Company’s ability to consummate the acquisition of the Palms Casino Resort on the terms described herein (or at all); the Company’s ability to successfully integrate the Palms with our existing properties or realize expected synergies; the strength and sustainability of the recovery from the recent economic downturn, and the effects of the economy generally, and in particular in Nevada, on consumer spending and our business; the effects of intense competition that exists in the gaming industry; the risk that new gaming licenses or gaming activities, such as expansion of internet gaming, are approved and result in additional competition; our substantial outstanding indebtedness and the effect of our significant debt service requirements on our operations and ability to compete; the risk that we will not be able refinance our outstanding indebtedness or obtain necessary capital to finance any development or investment projects that we may decide to undertake in the future; the impact of extensive regulation from gaming and other government authorities on our ability to operate our business and the risk that regulatory authorities may revoke, suspend, condition or limit our gaming or other licenses, impose substantial fines or take other actions that adversely affect us; risks associated with changes to applicable gaming and tax laws that could have a material adverse effect on our financial condition; the impact of general business conditions including competitive practices, changes in customer demand and the cyclical nature of the gaming and hospitality business in general, on our business and results of operations; the impact of volatility in the capital markets,; adverse outcomes of legal proceedings and the development of, and changes in, claims or litigation reserves; risks, such as cost overruns and construction delays, associated with development, construction and management of new projects or the expansion of existing facilities; and other risks described in the filings of the Company with the Securities and Exchange Commission.

Station Holdco LLC
Condensed Combined Statements of Income
(amounts in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2016	2015
Operating revenues:
Casino	$239,771	$234,065
Food and beverage	66,620	65,226
Room	34,384	31,391
Other	17,182	17,180
Management fees	26,649	19,950
Gross revenues	384,606	367,812
Promotional allowances	(25,359)	(25,043)
Net revenues	359,247	342,769

Operating costs and expenses:
Casino	87,421	85,031
Food and beverage	42,524	41,380
Room	12,385	11,788
Other	5,722	6,132
Selling, general and administrative	75,090	78,349
Preopening	348	128
Depreciation and amortization	39,427	35,193
Write-downs and other charges, net	2,368	3,015
	265,285	261,016

Operating income	93,962	81,753
Earnings from joint ventures	612	410
Operating income and earnings from joint ventures	94,574	82,163

Other expense:
Interest expense, net	(35,068)	(36,462)
Change in fair value of derivative instruments	(3)	(3)
	(35,071)	(36,465)
Income from continuing operations	59,503	45,698
Discontinued operations	-	(132)
Net income	59,503	45,566
Less: Net income attributable to noncontrolling interest	1,864	1,459
Net income attributable to Station Holdco LLC	$57,639	$44,107

Station Holdco LLC
Segment Information and
Reconciliation of Adjusted EBITDA to Income from Continuing Operations
(amounts in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2016	2015
Net revenues
Las Vegas operations	$331,458	$321,499
Native American management	26,487	19,786
Reportable segment net revenues	357,945	341,285
Corporate and other	1,302	1,484
Net revenues	$359,247	$342,769

Adjusted EBITDA
Las Vegas operations	$119,010	$111,249
Native American management	20,432	14,403
Reportable segment Adjusted EBITDA	139,442	125,652
Corporate and other	(6,226)	(5,810)
Adjusted EBITDA	133,216	119,842

Other operating (expense) income
Preopening	(348)	(128)
Depreciation and amortization	(39,427)	(35,193)
Share-based compensation	(620)	(3,007)
Write-downs and other charges, net	(2,368)	(3,015)
Adjusted EBITDA attributable to MPM noncontrolling interest	4,121	3,664
Operating income and earnings from joint ventures	94,574	82,163
Other expense
Interest expense, net	(35,068)	(36,462)
Change in fair value of derivative instruments	(3)	(3)
Income from continuing operations	$59,503	$45,698

CONTACT:
Red Rock Resorts, Inc.
Daniel Foley
Vice President, Finance & Investor Relations
(702) 495-3683
or
Lori Nelson
Vice President of Corporate Communications
(702) 495-4248